Pharmaceutical Partners, LLC
May 13, 1997
Page 1



                                                                       Exhibit 3



                         PaineWebber R&D Partners II, LP



                                  May 13, 1997




Pharmaceutical Partners, LLC
70 East 55th Street
New York, NY  10022

Attn: Pablo Legorreta
      David Madden

                        CONFIDENTIALITY AGREEMENT

Gentlemen:

      In connection with your consideration of a possible transaction with PaineWebber R&D Partners II, L.P., a Delaware limited partnership (the "Partnership"), the Partnership, either directly or through its financial advisor PaineWebber Development Corporation ("PaineWebber"), is prepared to make available to you certain information concerning the Partnership's litigation with Centocor. As a condition to such information being furnished to you and your members, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any such information which is furnished to you or to your Representatives now or in the future by or on behalf of the Partnership (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement. The Partnership agrees that you have not requested, and the Partnership will not provide, any information not related to the Centocor litigation.

      The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Partnership, provided that the source of such information was not




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Pharmaceutical Partners, LLC
May 13, 1997
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known by you to be bound by a confidentiality agreement with the Partnership with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Partnership or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with the Partnership with respect to such information or (iv) is or was independently developed by you without using the Evaluation Material.

      You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Partnership and you, that, subject to the terms of this agreement, the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided that (i) you may make any disclosure of such information to which the Partnership gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible transaction with the Partnership. You shall be responsible for any breach of this letter agreement by any of your Representatives.

      In addition, you agree that, without the prior written consent of the Partnership, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Partnership or any of the terms, conditions or other facts with respect thereto (including the status thereof), provided that you may make such disclosure if you have received advice in writing from your outside counsel that such disclosure is required by law and not as a result of your actions. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

      In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, arbitration, subpoena, civil investigative demand or other similar process) to disclose (i) any of the Evaluation Material,
(ii) the fact that the Evaluation Material has been made available to you, (iii) that discussions or negotiations are taking place concerning a possible transaction involving the Partnership, or (iv) any of the terms or conditions or other facts with respect thereto, you shall provide the Partnership with written notice of any such request or requirement so that the Partnership may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Partnership, you or any of your Representatives are nonetheless, upon the advice of your outside counsel, legally required to disclose Evaluation Material or other information described in clauses (ii) through (iv) of the preceding sentence (the "Required Information"), you or your






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Pharmaceutical Partners, LLC
May 13, 1997
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Representatives may, without liability hereunder, disclose to only that portion of the Required Information which such counsel advises you is legally required to be disclosed.







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Pharmaceutical Partners, LLC
May 13, 1997
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      If you decide that you do not wish to proceed with a transaction with the
Partnership, you will promptly inform the Partnership of that decision. In that case, or at any time upon the request of the Partnership for any reason, you will promptly destroy or deliver to the Partnership all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Partnership. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained.

      You understand and acknowledge that neither the Partnership nor any of its Representatives (including without limitation PaineWebber and any of the Partnership's partners, employees and agents) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material except as may be set forth in a definitive agreement. You agree that neither the Partnership nor any of its Representatives (including without limitation PaineWebber and any of the Partnership's partners, employees and agents) shall have any liability to you or to any of your Representatives relating to our resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

      You agree that, until the earlier of (a) public disclosure by the Partnership or Centocor of the effectiveness of any settlement of the Centocor litigation or (b) August 15, 1997, unless specifically invited in writing by the Partnership, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Partnership or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Partnership or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Partnership or any of its subsidiaries; or (iv) any "solicitation" or "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consent to vote any voting securities of the Partnership; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act); (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Partnership; (d) take any action which might force the Partnership to make a pubic announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Partnership (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). In addition, you hereby acknowledge that






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Pharmaceutical Partners, LLC
May 13, 1997
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you are aware and that your Representatives have been advised that the United
States securities laws prohibit any person who has material non-public information about an issuer from purchasing or selling securities of such issuer.

      You understand and agree that no contract or agreement providing for any transaction involving the Partnership shall be deemed to exist between you and the Partnership unless and until a final definitive agreement has been executed and delivered, and you hereby waive in advance any claims (including, without limitation, breach of contract) in connection with any transaction involving the Partnership unless and until you and the Partnership shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a transaction between the Partnership and you has been executed and delivered, neither the Partnership nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Partnership reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Partnership and you, and to terminate discussions and negotiations with you at any time. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Partnership, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

      It is understood and agreed that no failure or delay by the Partnership in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

      It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Partnership shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Partnership.

      This letter agreement is for the benefit of the Partnership and shall be governed by and construed in accordance with the laws of the State of New York. This letter agreement shall expire on the earliest of (i) the effective date of settlement of the Centocor litigation or (ii) August 15, 1997.







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      Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Partnership.


                             Very truly yours,

                       PAINEWEBBER R&D PARTNERS II, LP

                       BY PAINEWEBBER TECHNOLOGIES II, LP
                               its General Partner

                       BY PAINEWEBBER DEVELOPMENT
                       CORPORATION, its General Partner



                        By    /s/ Dhananjay Pai
                              ----------------------------
                               Name: Dhananjay Pai
                               Title: President


Accepted and agreed as of the date first written above:

PHARMACEUTICAL PARTNERS, LLC


By  /s/ D. Madden
   --------------------------
   Name: D. Madden
   Title:Managing Member